UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REX ENERGY CORPORATION

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REX ENERGY CORPORATION

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

May 18, 2018

State College, Pennsylvania

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date: To be held at 11:00 a.m., local time, on May 18, 2018

Location: Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803

Record Date: March 19, 2018

Agenda:	1.

To elect six directors nominated by the Board of Directors to serve until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

	2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and
	3.	To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers.

How to Vote: All stockholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY SUBMIT YOUR VOTING INSTRUCTIONS BY:

TELEPHONE	THE INTERNET	PROXY CARD

This notice is being sent to holders of our common stock of record at the close of business on March 19, 2018. Each such holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days before the meeting at our State College offices. The list will also be available during the meeting for inspection by stockholders.

By Order of the Board of Directors,

John Luke

Vice President, General Counsel and Secretary

State College, Pennsylvania

April 24, 2018

REX ENERGY CORPORATION

366 Walker Drive

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this proxy statement to you on behalf of the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), to solicit proxies for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) or any reconvened meeting after any adjournment or postponement of the meeting. The Annual Meeting is scheduled to be held on Friday, May 18, 2018, at the Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 at 11:00 a.m., local time. The Company’s telephone number is (814) 278-7267, and our mailing address is 366 Walker Drive, State College, Pennsylvania 16801. Unless otherwise indicated or the context otherwise requires, references to “we”, “us” or “our” refer collectively to the Company and its subsidiaries.

This proxy statement is dated April 24, 2018. We are first mailing this proxy statement and the enclosed proxy card on or about April 24, 2018.

QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting is scheduled to be held at Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 on May 18, 2018 at 11:00 a.m., local time.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the following matters:

•	election of six directors that the Board nominated to serve until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

•	consideration of a non-binding “say on pay” vote regarding the compensation of our named executive officers, as this proxy statement describes in the executive compensation tables and the accompanying narrative disclosures; and

•	the transaction of any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. (As of the date of this proxy statement, we are unaware of any further matters to be considered at the Annual Meeting).

Who is entitled to vote at the meeting?

Our Board has set March 19, 2018 as the record date for the Annual Meeting (the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting.

How many shares can vote?

As of the Record Date, we had outstanding 10,708,353 shares of common stock, which constitute the only outstanding class of capital stock entitled to vote on the matters to be voted on at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What constitutes a quorum?

A quorum is the number of shares that must be present to take actions at the meeting. The quorum requirement for the Annual Meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy and entered to vote. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What is the difference between holding shares as a “record stockholder” and as a “beneficial owner”?

•	Record Stockholder: A record stockholder holds shares registered directly in the stockholder’s name with the Company’s transfer agent, Computershare. As a record stockholder, you have the right to provide your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•	Beneficial Owners: If you hold your shares through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name,” and your bank, broker or other nominee (which is considered, with respect to those shares, the stockholder of record) is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote by completing the instructions that your bank, broker or other nominee provided to you. However, since you are not a record stockholder, you may not vote these shares in person at the Annual Meeting unless you obtain a valid proxy from your bank, broker or other nominee (who is a record stockholder), giving you the right to vote the shares.

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for a beneficial owner is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote the shares.

Banks, brokers and other nominees have discretionary voting power with respect to the approval of “routine” matters – this means that these entities may vote in their discretion on routine matters even if they haven’t received voting instructions from the beneficial owners of the shares. For “non-routine matters,” banks, brokers and other nominees do not have discretionary voting power – this means that these entities may not vote on non-routine matters unless they have received specific voting instructions from the beneficial owners of the shares. The result is a “broker non-vote” on the non-routine matter.

We expect that banks, brokers, and other nominees will have discretionary authority to vote your shares on one proposal: Proposal 2 – the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018. Your bank, broker or other nominee will send you information on how you can instruct them to vote on this proposal. If you do not provide voting instructions, we expect that your bank, broker or other nominee will consider this proposal routine and will be permitted to vote your shares on this proposal.

All of the other proposals included in this proxy statement are considered non-routine matters. This means that banks, brokers and other nominees are not allowed to vote on these matters unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you information on how you can instruct them to vote on all proposals. If you do not provide voting instructions, your bank, broker or other nominee will not be permitted to vote your shares on non-routine proposals, resulting in a broker non-vote.

How many votes are needed for approval of each proposal?

•	Election of directors

The election of each of the directors requires the vote of a plurality of the votes cast at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to election of each individual director nominee. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes will not affect the outcome on the election of directors.

•	Ratification of independent registered public accounting firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. As this is a routine matter under applicable rules, your bank, broker or other nominee is expected to have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions will have no effect on the outcome of the vote; broker non-votes will not occur with respect to this proposal.

•	Consideration of non-binding “say on pay” vote

The vote regarding compensation of the Company’s named executive officers, as described in the executive compensation tables and accompanying narrative disclosures contained in this proxy statement requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As this is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote against this proposal, and broker non-votes will not affect the outcome of the vote.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the Board’s six director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP; and

•	“FOR” the advisory resolution regarding the compensation of the Company’s named executive officers.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be presented for stockholder action at the Annual Meeting, but if other matters are brought before the Annual Meeting or at any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

How do I cast my vote?

If you are a record stockholder, you may vote in person or by proxy at the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Annual Meeting in person:

•	By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope that we have provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card that you mail must actually be received prior to the Annual Meeting;

•	By Telephone: Call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	By Internet: Visit the web site shown on your proxy card and follow the instructions. You may submit your voting instructions over the internet 24 hours a day.

If you submit your voting instructions by telephone or internet, your voting instructions must be received by 1:00 a.m., Eastern Daylight Savings Time, on May 18, 2018.

If you are not a record stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee describing how to submit your voting instructions; please follow those instructions, as they are different from the instructions provided above for record stockholders.

How will my proxy be voted?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting or any adjournments or postponements of the meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or “WITHHOLD” your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of the Board’s six director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP;

•	“FOR” the advisory resolution regarding the compensation of the Company’s named executive officers; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting or any adjournment or postponement thereof.

Can I revoke my proxy?

Yes. If you hold your shares as a record stockholder, you may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the attention of the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy that you are revoking;

•	submitting your voting instructions by telephone (prior to 1:00 a.m., Eastern Daylight Savings Time on May 18, 2018), if you previously submitted your voting instructions by telephone;

•	submitting your voting instructions by the internet (prior to 1:00 a.m., Eastern Daylight Savings Time on May 18, 2018), if you previously submitted your voting instructions by the internet; or

•	voting in person at the Annual Meeting.

Attending the Annual Meeting alone will not revoke your proxy.

If you are not a record stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions that your bank, broker or other nominee provided to revoke your proxy and submit new voting instructions.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. We will also use the services of one or more proxy solicitors, and will bear the costs of those service providers, which is not expected to be more than $15,000. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock that those owners hold of record. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

What does it mean if I get more than one proxy card or set of instructions from a bank, broker or other nominee?

Your shares may be registered in more than one account. You may submit your voting instructions with respect to each proxy card you receive and follow each set of instructions from your bank, broker or other nominee.

If I’m planning to attend the Annual Meeting, what do I need to bring with me?

We will have a list of record holders as of the Record Date. If hold your shares as a beneficial owner, you will need evidence of your stockholdings as of the Record Date to be admitted to the Annual Meeting. Representatives from the Company may ask you for a broker statement or similar evidence of your ownership of our common stock. Please don’t bring bags, purses, briefcases, or coats to the Annual Meeting, as we do not allow them into the meeting room.

Where can I get help if I have questions or need additional information about the meeting?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our Investor Relations Department by telephone at (814) 278-7130 or by mail at the Company’s address at 366 Walker Drive, State College, Pennsylvania 16801. If you have general questions about the Annual Meeting, you should contact our Corporate Secretary by telephone at (814) 278-7267 or by mail at the Company’s address at 366 Walker Drive, State College, Pennsylvania 16801. In addition, information regarding the Annual Meeting is available via the internet at www.edocumentview.com/REXX.

YOUR VOTE IS IMPORTANT. IF YOU ARE A RECORD STOCKHOLDER, YOU MAY SUBMIT YOUR VOTING INSTRUCTIONS BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BANK, BROKER OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSAL ONE: ELECTION OF DIRECTORS

Each of our current directors serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated incumbent directors Lance T. Shaner, Thomas C. Stabley, Jack N. Aydin, John A. Lombardi, Eric L. Mattson, and John J. Zak to be elected by our stockholders entitled to vote at the Annual Meeting. The director nominees, if elected, will serve until the 2019 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or their earlier resignation or removal. Messrs. Shaner, Aydin, Lombardi, Mattson, Stabley and Zak have each indicated a willingness to serve as a director if elected.

If any director nominee becomes unable or unwilling to stand for election as a director, which is not currently anticipated, it is intended that the shares represented by proxies will be voted for the election of such other person or persons as the Board may nominate.

When considering whether director nominees have the experience, qualifications, attributes and skills to enable the Board to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth below. We have also provided additional information about each nominee to further illustrate the specific traits and characteristics that the Nominating and Governance Committee believes qualify these individuals to serve as directors of our Company.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s six director nominees listed below.

Lance T. Shaner

Age: 64 Primary Occupation: President and Chief Executive Officer of Shaner Operating Corporation Director Since: March 2007 Board Committees: None	Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our predecessor company, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp., and from June 2011 through October 2011, he served as our Interim Chief Executive Officer. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Operating Corporation, a privately held hotel development and management company. Mr. Shaner is also the Chairman and Chief Executive Officer of Shaner Growth Fund I LLC, Shaner Growth Fund II, LLC, a private mortgage REIT, and Shaner Capital L.P., a company formed to make preferred equity investments in small to mid-size companies. Mr. Shaner is also the Chairman of the Board of Shaner Italia, a holding company that developed the Renaissance II Ciocco Resort and Conference Center in Tuscany, Italy. Mr. Shaner previously served on the Board of Directors of C-Cor Incorporated, then a publicly traded company providing integrated network solutions, from October 2003 to October 2005. Previously, Mr. Shaner developed and operated a television cable company in Western New York and Pennsylvania. Mr. Shaner received his Bachelor of Arts degree in History from Alfred University.

Qualifications. Mr. Shaner has extensive business experience as founder, Chairman and Chief Executive Officer of Shaner Operating Corporation and related companies. His roles as a founder of the Company and director since inception provide him with a strong understanding of our industry and the challenges of managing a complex organization such as ours. Mr. Shaner has strong executive leadership skills gleaned from his roles as Chief Executive Officer for a variety of organizations and service on the boards of both public and private companies. He brings a deep understanding of the financial markets, capital raising and other major corporate transactions to our Board and, as our Chairman, provides valuable insight and strategic guidance to our management.

Thomas C. Stabley

Age: 47 Primary Occupation: Chief Executive Officer, President, and Director of Rex Energy Corporation Director Since: October 2011 Board Committees: None

Thomas C. Stabley has been President of the Company since August 2015, and Chief Executive Officer and a director of the Company since October 2011. Mr. Stabley co-founded the Company in 2004. He served as the Chief Financial Officer until October 2011, when he assumed the dual role of Chief Executive Officer and Chief Financial Officer, until relinquishing the Chief Financial Officer role in June 2012. As Chief Financial Officer, he guided the Company and its predecessors through the reorganization and consolidation that prepared the Company for its initial public offering in 2007. Prior to 2004, for predecessor companies and affiliates of Rex Energy, Mr. Stabley held executive roles in Accounting, Finance, and Acquisitions & Divestitures, culminating in the role of Vice President, Accounting and Finance, where he was responsible for all aspects of capital management, financial reporting, and corporate planning. Prior to that, Mr. Stabley served as Vice President of Accounting for Shaner Hotels, a privately held hotel company. He holds a Bachelor of Science degree in Accounting from the University of Pittsburgh.

Qualifications. In his capacity as President, Chief Executive Officer and director, Mr. Stabley serves as a critical liaison between the Board and management. His intimate knowledge of the strategic and operational priorities and day-to-day workings of our business enables him to provide the Board with essential insight and perspective. Mr. Stabley brings nearly twenty years of expertise in capital markets, financial reporting, corporate finance and strategic planning to his roles as our President, Chief Executive Officer and a director on our Board.

Jack N. Aydin

Age: 77 Primary Occupation: Retired; previously Senior Managing Director, KeyBanc Capital Markets Director Since: June 2015 Board Committees: Chairman -	Jack N. Aydin has been a director of the Company since June 2015. Since June 2014, Mr. Aydin has also served as a director and the chairman of the compensation committee for SRC Energy Inc. (formerly Synergy Resources Corporation), a publicly traded oil and gas company with operations focused in the Denver-Julesburg Basin. Previously, Mr. Aydin was a senior analyst with KeyBanc Capital Markets for over 40 years, most recently serving as Senior Managing Director from 2000 until his retirement in 2014. While at KeyBanc, Mr. Aydin primarily focused his analyst coverage on the exploration and production (“E&P”) sector, particularly on small and mid-cap E&P companies. In addition, he managed the KeyBanc Sales and Trading office for ten years and served as interim Director of Research in 2003. Mr. Aydin

Nominating and Governance Committee; Member - Audit Committee and Compensation Committee

began his career in 1968 with Filor, Bullard and Smythe, where he served as both an equity research analyst and Director of Research. He is a member of the National Association of Petroleum Investment Analysts. He holds an MBA degree in finance and economics, as well as a Bachelor of Science degree from Farleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim Seminary in Mosul, Iraq.

Qualifications. Mr. Aydin has over 45 years of experience as a financial analyst covering the oil and gas industry. Over the course of his career, Mr. Aydin has been recognized numerous times by leading financial publications for his excellence in stock selection and earnings estimations. His knowledge of the oil and gas industry, and specifically the E&P sector, as well as his deep experience in the financial and capital markets enables him to provide critical insight to the Board.

John A. Lombardi

Age: 52

Primary Occupation:

Principal, Hill, Barth & King LLC

Director Since:

April 2007

Board Committees:

Chairman - Audit Committee; Member - Compensation Committee and Nominating and Governance Committee

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when Rent-A-Center, Inc. acquired Rent-Way. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Qualifications. As a certified public account and a former Chief Financial Officer of a publicly traded company, Mr. Lombardi brings significant experience, expertise and background in financial and accounting matters to our Board. He has extensive knowledge of public company accounting, finance, internal controls and procedures and risk management that enables him to provide insight and guidance to our Board in these areas. Mr. Lombardi has been designated by our Board as an “audit committee financial expert.”

Eric L. Mattson

Age: 66 Primary Occupation: Executive Vice President - Finance, Select Energy Services, LLC Director Since: April 2010	Eric L. Mattson has been a director of the Company since April 2010. Since 2017, Mr. Mattson has served as EVP-Finance of Select Energy Services, Inc., a publicly traded oilfield services company located in Houston, Texas. From 2008 to 2016, Mr. Mattson was EVP & CFO of Select Energy Services, LLC. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private

Board Committees: Member - Audit Committee

internet backbone and broadband service provider. From July 1993 through May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a publicly traded provider of products and services to the oil, gas and processing industries. Since March 2005, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oilfield service and manufacturing company, and also serves as a member of its Compensation and Corporate Governance committees. Mr. Mattson received his Bachelor of Science degree in Economics and an MBA from The Pennsylvania State University.

Qualifications. Mr. Mattson has extensive experience as a Chief Financial Officer for a variety of organizations, both public and private. He brings strong executive leadership skills and a deep understanding of strategic planning, financial reporting, mergers and acquisitions and risk management to our Board, as well as significant experience gained from serving on the board of another public company in a related industry. His knowledge of the oil and gas industry as well as the financial and capital markets enables him to provide critical insight to the Board. Mr. Mattson has been designated by our Board as an “audit committee financial expert.”

John J. Zak

Age: 57 Primary Occupation: Partner, Law Firm of Hodgson Russ, LLP Director Since: November 2010 Board Committees: Chairman - Compensation Committee; Member - Nominating and Governance Committee

John J. Zak has been a director of the Company since November 2010. Mr. Zak has been a partner in the law firm of Hodgson Russ LLP since 1990, concentrating his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak has over 25 years of experience in North American capital markets, regularly counseling U.S. and Canadian businesses on U.S. securities and corporate law matters. He is a member of the New York State Bar Association and the American Bar Association. Mr. Zak received his Bachelor of Arts degree from the State University of New York at Buffalo and his J.D. from Cornell Law School.

Qualifications. Mr. Zak has extensive experience in providing strategic counsel and legal advice to public and private companies engaged in major corporate and capital raising transactions and securities offerings. He also brings strong leadership skills and a deep understanding of public company governance, mergers and acquisitions, and executive compensation arrangements to our Board. His expertise in corporate law and governance, securities regulation and compliance enable him to provide our Board with valuable insight and perspective.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Our Board currently consists of six directors, four of whom are independent.

Under our corporate governance policy, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which the director is a member.

In 2017, the Board held eight meetings, including regularly scheduled and special meetings, in person and via teleconference. In addition, management conducted frequent teleconferences with the Board in between meetings to keep the Board updated and apprised of various issues and strategic initiatives impacting the Company. In 2017, each director attended more than seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served. It is the Company’s policy that, to the extent reasonably practicable, Board members should attend stockholder meetings. All directors attended our 2017 Annual Meeting of Stockholders.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with the listing standards of the Nasdaq Capital Market (“Nasdaq”),1 the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The criteria for determining director independence are set forth in our Corporate Governance Guidelines, which are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. Our Corporate Governance Guidelines conform to the independence requirements of the Nasdaq corporate governance standards. Applying these independence standards, the Board has determined that Messrs. Aydin, Lombardi, Mattson and Zak are independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter that the Board adopted. All of the charters are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. You may also obtain a copy of our charters upon written request to our Investor Relations Department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. The Board then designates or confirms committee members and they serve

[1]	Effective as of April 12, 2018, trading of the Company’s common stock on Nasdaq was suspended, and following the filing by Nasdaq of a Form 25 with the Securities and Exchange Commission and its subsequent effectiveness, the common stock will be removed from listing and registration on Nasdaq, and the Company will no longer be subject to the Nasdaq listing standards.

until their successors are selected and qualified or until their earlier death, retirement, resignation or removal. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
Jack N. Aydin	Chair	Member	Member
John A. Lombardi	Member	Member	Chair
Eric L. Mattson	—	—	Member
John J. Zak	Member	Chair	—

On a periodic basis, the Board reviews the composition of the Board committees and discusses the need or desire for changes or additions to the committees.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

•	assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function;

•	overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our Company.

The Audit Committee consists of Messrs. Aydin, Lombardi (Chair), and Mattson. The Board has determined that all members of the Audit Committee meet the independence criteria prescribed by the applicable regulations and rules of the Securities and Exchange Commission (the “SEC”) and are “independent directors” within the meaning of applicable Nasdaq listing standards. In addition, the Board has determined that Messrs. Lombardi and Mattson each: (1) qualify as “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC, (2) meet Nasdaq’s financial literacy requirements and (3) meet Nasdaq’s financial sophistication requirements.

In 2017, the Audit Committee held eight meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Compensation Committee

The Compensation Committee establishes our Company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our Company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives for our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and equity-based compensation plans;

•	reviewing and recommending compensation for our non-employee directors; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters.

The Compensation Committee consists of Messrs. Aydin, Lombardi and Zak (Chair). None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the applicable independence requirements of the Nasdaq listing standards in effect as of the date of this proxy statement. Additionally, all of the members of the Compensation Committee qualify as “non-employee directors” for purposes of Section 16(b)-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In 2017, the Compensation Committee held four meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board. It is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our Company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;

•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re-nominate any such individual for election or reelection;

•	assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;

•	recommending committee members to the Board; and

•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

In circumstances where the Chairman is not independent, our Corporate Governance Policy provides that the Chairman of the Nominating and Governance Committee also act as the Presiding Independent Director for meetings of the independent directors (unless another independent director is selected for this role by the independent directors). Accordingly, Mr. Aydin currently presides over all executive sessions of the independent directors.

The Nominating and Governance Committee consists of Messrs. Aydin (Chair), Lombardi and Zak. In 2017, the Nominating and Governance Committee held four meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Director Compensation in 2017

Under our director compensation program, each non-employee director typically receives a cash retainer, paid monthly, and one or more annual equity awards. The amounts of these retainers and awards are reviewed each year, and reviewed against compensation of similarly situated companies and in the industry periodically, but usually once every two years.

Cash Compensation

In 2016, the Compensation Committee, which administers the director compensation program and makes recommendations to the Board regarding final approval of director compensation, considered a number of factors related to director compensation, including the depressed commodity environment, fiscal challenges faced by the Company, and cost control initiatives undertaken by the Company and its employees. As further described under the heading “Executive Compensation,” in 2016, management recommended, and the Compensation Committee approved, among other things, a temporary 5% decrease in base salaries for all employees of the Company that took effect in February 2016. In solidarity with the employees, the Board also decreased the monthly cash retainer for the non-employee directors by 5% from 2015 levels, reducing it to $5,700. In 2017, the Board kept the monthly cash retainer for directors at the reduced level approved in 2016, although employee base salaries were restored to 2015 levels, effective in April 2017.

Actual amounts paid to our non-employee directors in 2017 are included in the table below.

Director Equity Grants

Under the director compensation program, each non-employee director is entitled to receive an annual equity award. Prior to 2015, the annual awards had a grant date fair value of $100,000. In September 2015, in recognition of the difficult conditions facing the Company and the oil and gas industry, the Board reduced the value of annual non-employee director awards to $80,000. In September 2016, the Board again considered industry conditions and the Company’s circumstances, and responded to those factors with a significant reduction in the value of annual non-employee director awards to $30,000. The awards in 2015 and 2016 consisted of a mix of 60% restricted stock and 40% phantom stock, subject to vesting in three equal annual installments beginning on the first anniversary of the grant date. The phantom stock is payable in cash upon vesting. Awards of phantom stock were included to allow the non-employee directors, for whom the Company does not withhold taxes, to meet their tax obligations if and when the stock awards vest. The restricted stock and phantom stock are subject to the same vesting requirements and the phantom stock will vest only if and when the underlying restricted stock vests. For 2017, in a departure from past practice and on a one-time basis, the Board determined that in light of continued industry conditions impacting the Company, non-employee directors would not receive equity awards, thereby reducing their total compensation for 2017 by over 30%.

The following table sets forth certain information regarding non-employee director compensation for 2017:

Name	Fees Earned or Paid in Cash	Total(1)
Lance T. Shaner	$68,700	$68,700
Jack N. Aydin	$68,700	$68,700
John A. Lombardi	$68,700	$68,700
John J. Zak	$68,700	$68,700
Eric L. Mattson	$68,700	$68,700

(1)	The following table sets forth the aggregate number of stock awards and option awards outstanding as of December 31, 2017:

Name	Number of Restricted Stock Awards Outstanding at Year-End	Number of Phantom Stock Awards Outstanding at Year-End	Number of Option Awards Outstanding at Year-End
Lance T. Shaner	2,805	1,870	2,274
Jack N. Aydin	3,045	2,031	—
John A. Lombardi	2,805	1,870	2,274
John J. Zak	2,805	1,870	—
Eric L. Mattson	2,805	1,870	739

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our Company and our stockholders. In this regard, the Board has, among other things, adopted:

•	Corporate Governance Guidelines;

•	a code of business conduct and ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit, Compensation and Nominating and Governance Committees.

The Board reviews and modifies our policies and procedures as necessary to comply with any new requirements of the SEC or Nasdaq, and periodically to reflect evolving standards in corporate governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set out our Company’s guidelines regarding, among other things, the Board’s composition, leadership, our Presiding Independent Director, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of the Corporate Governance Guidelines is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Business Conduct and Ethics for Directors, Officers and Employees

The Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees (the “Code of Ethics”). The purpose of the Code of Ethics is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

We encourage any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence unless the correspondence is deemed to be of a commercial nature or to relate to an improper or irrelevant topic. The Company’s principal address is: Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the flexibility to decide whether it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman. We currently have a separate Chairman and Chief Executive Officer. Lance T. Shaner serves as our Chairman, and Thomas C. Stabley serves as our President and Chief Executive Officer. The Board has determined that having a separate Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for our non-employee directors in the oversight of our Company and active participation of the non-employee directors in setting agendas and establishing priorities and procedures for the work of the Board. Separating these positions allows our President and Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman to focus on the general policy for the Company and to lead the Board in its fundamental role of providing advice to, and oversight of, management. The Board recognizes the time, effort, and energy that the President and Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time.

As noted above, in circumstances where the Chairman is not independent, our Corporate Governance Policy provides that the Chairman of the Nominating and Governance Committee also act as the Presiding Independent Director for meetings of the independent directors (unless another independent director is selected for this role by the independent directors). Accordingly, Mr. Aydin currently serves as Presiding Independent Director and presides over all executive sessions of the independent directors. The Board believes that having a Presiding Independent Director ensures independent oversight whenever the Chairman is not independent and also enables the Presiding Independent Director to act as a liaison between the independent directors, on the one hand, and our Chairman and our Chief Executive Officer, on the other hand, and communicates to them with respect to matters discussed at executive sessions and agenda items for the Board.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board itself oversees operating risk management, with operational and strategic reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain Committees of the Board. The Audit Committee assists the Board of Directors in overseeing financial, compliance and reporting risk. The Compensation Committee assists the Board in overseeing risks related to our compensation programs and employee relations. Our Board also receives regular reports from Thomas C. Stabley, our President, Chief Executive Officer and a director, and other members of our senior management who supervise various aspects of our business, including operations, finance, legal, regulatory and compliance, investor relations, enterprise risk management and safety and environmental.

Commodity risk is a significant component of the overall risk profile for our Company. The Board oversees the Company’s management of commodity price risk through regular reviews of the Company’s derivatives strategy with executive management and oversight of the Company’s policies and practices. As part of its risk oversight, in response to the volatile commodities markets that continued throughout 2017, and specifically with respect to oil, natural gas, and natural gas liquids prices, our Board requested third party advisors and financial consultants to present at each in-person Board meeting regarding the commodities markets, trends and past performance, the Company’s derivatives and hedging profile and practices, and other similar matters. In addition, management conducted frequent teleconferences with the Board in between meetings to, among other things, keep the Board updated and apprised of changes in the commodities environment and potential impacts to the Company.

The Audit Committee of the Board is charged by its charter with the responsibility to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control these exposures and the Company’s litigation management and insurance management processes. The Audit Committee regularly updates the Board about the Committee’s activities and makes appropriate recommendations. Additionally, at certain Audit Committee meetings, management presents one or more particular areas of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. In carrying out its duties and responsibilities, the Audit Committee is tasked with designing its policies and procedures to be flexible and to ensure that the corporate accounting, financial reporting and disclosure practices of the Company are appropriately tailored for the Company’s specific business and financial risks. The Audit Committee also regularly inquires as to whether the independent or internal auditors have any concerns regarding the possibility of significant accounting or reporting risks or exposures, the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments. The Audit Committee works with management in addressing its policies, strengths and weaknesses in each area presented or separately assessed.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee periodically re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board. In carrying out its function to nominate candidates for election to our board, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, as well as other differentiating characteristics – all in the context of the requirements of our Board at that point in time.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”), which has been the independent auditor for the Company since March 23, 2011, has been selected by the Audit Committee as our independent registered public accounting firm for the year ending December 31, 2018. We are asking stockholders to ratify this selection. Although we are not required to obtain stockholder ratification of the selection of KPMG, our Board believes that the selection of an independent registered public accounting firm is an important matter to stockholders, and considers a proposal for stockholders to ratify such selection as an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board unanimously recommends a vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

The following table summarizes the aggregate fees billed to us during the years ended December 31, 2016 and December 31, 2017 by KPMG ($ in thousands).

	Year Ended December 31,
	2016	2017
Audit fees(1)	$989	$915
Audit-related fees	—	—
Tax fees(2)	22	—
All other fees	—	—
	$1,011	$915

(1)	Audit fees consist of amounts billed for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including (among other things) filings of registration statements, for the years ended December 31, 2016 and December 31, 2017.

(2)	Tax fees consist of amounts billed for tax compliance and consultation services, including the preparation of state and federal tax returns.

Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to select, appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence and determined that the nature and substance of any non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors provides assistance to the Board in, among other matters, fulfilling its responsibility relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the Committee:

•	discussed these financial statements with the Company’s management and KPMG, the Company’s independent registered public accounting firm;

•	discussed with KPMG those matters required to be discussed under Auditing Standards No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•	received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG their independence.

Based on the review and discussions referred to above, the Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

The Committee has selected and engaged KPMG as the Company’s independent registered public accounting firm to audit and report to the Company’s stockholders on the Company’s financial statements for the year ending December 31, 2018.

This report is submitted by the members of the Audit Committee.

John A. Lombardi (Chair)

Jack N. Aydin

Eric L. Mattson

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of the Company. The biography for Thomas C. Stabley, who is both a director and an executive officer of the Company, may be found in the biographical information included for each of the director nominees.

Name	Age	Position with the Company
Thomas C. Stabley	47	President and Chief Executive Officer
Curtis J. Walker	36	Chief Financial Officer
Robert W. Ovitz	59	Chief Operating Officer
David E. Pratt	66	Senior Vice President, Exploration Manager
F. Scott Hodges	49	Senior Vice President, Land and Business Development

Curtis J. Walker has served as our Chief Financial Officer since January 2018. He previously served as Chief Accounting Officer since May 2012 and also served as our Interim Chief Financial Officer in January 2015. Prior to becoming Chief Accounting Officer, Mr. Walker served as Vice President, Accounting of Rex Energy beginning in November 2009. Mr. Walker joined the Company in 2007 and served in a number of financial positions with increasing responsibility, including Director of Accounting, before being promoted to Vice President, Accounting. Throughout his tenure with the Company he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, insurance and financial and risk management. Prior to joining Rex Energy, Mr. Walker spent four years with YRC Worldwide (a publicly traded Fortune 500 trucking and transportation company). During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller. Mr. Walker serves as the Company’s principal financial officer and principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

Robert W. Ovitz has served as our Chief Operating Officer since July 2015. He joined the Company in the fall of 2014 and, prior to his promotion to Chief Operating Officer, served as the Company’s Senior Vice President, Operations. Before joining Rex Energy, he spent 13 years with Noble Energy, Inc. (including three with Patina Oil & Gas, purchased by Noble in 2005), ultimately serving as Senior Operations Manager for Noble’s joint venture in the Marcellus Shale in Pennsylvania and West Virginia. In that capacity, Mr. Ovitz launched Noble’s presence in the Marcellus, building and leading an operational team from commencement of operations to producing over 425 MMcfe/d within three years. Prior to Noble, Mr. Ovitz held various senior management, drilling, and other engineering and technical roles for Patina Oil & Gas (three years), Questar Exploration & Production Company (one year), and Amoco UK and Amoco Production Company (combined 18 years). He holds a Bachelor of Science degree in Petroleum Engineering from Marietta College and a Master of Business Administration from the University of Denver.

David E. Pratt has served as our Senior Vice President, Exploration Manager of the Company since October 2010. Prior to that, he was our Vice President, Exploration Manager from April 2008 to September 2010. Before joining Rex Energy, Mr. Pratt was a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation, beginning in November 1999. Earlier in his career, Mr. Pratt spent over eight years as a regional exploration and development geologist for Cabot Oil and Gas Corporation (an independent exploration and production company) working in its Appalachian Basin operations. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

F. Scott Hodges has served as our Senior Vice President, Land and Business Development since March 2014. He has served as our Senior Vice President, Land since October 2011 and, prior to that, was our Vice President, Land from June 2010 through September 2011. He is responsible for the acquisition and management of oil and gas, mineral and surface rights necessary for the continued growth of the Company, and oversees all business development, joint venture, and A&D transactions for the Company. Prior to joining Rex Energy, Mr. Hodges served in management positions of increasing responsibility for Consol Energy (a publicly traded diversified energy producer), which he joined in 1997, culminating with the position of Regional Land Manager.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement. Stockholders are being asked to vote on the following advisory resolution:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the executive compensation tables and accompanying narrative disclosures contained in the Company’s proxy statement for its 2018 annual meeting of stockholders.

The Board believes that the mix of fixed and performance-based compensation, cash incentive awards and the terms of long-term incentive awards, as well as the terms of executive employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation, promoting the creation of long-term stockholder value and positioning the Company for long-term success. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the effect of a vote against this proposal, and broker non-votes will not affect the outcome of this proposal.

The Board unanimously recommends a vote “FOR” approval of the resolution set forth above.

EXECUTIVE COMPENSATION

Our executive compensation program was developed in accordance with the objectives and philosophies established by our Compensation Committee. Our program is designed to:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	provide a competitive compensation package that contains a meaningful pay for performance component and under which total compensation is determined by Company and individual results and the creation of stockholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among our executives by coordinating Company and individual goals; and

•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for evaluating and determining the compensation of our Chief Executive Officer and evaluating and approving the compensation of our other executives. The Compensation Committee reviews our executive compensation program at least annually to ensure that it remains consistent with, and promotes the achievement of, our objectives and philosophies. If business conditions warrant, as they did in 2016 and 2017, the Compensation Committee assesses our compensation program more frequently, and makes adjustments as needed to respond to changing conditions.

For our executives (other than the Chief Executive Officer), the Compensation Committee solicits and receives the input of our Chief Executive Officer as to compensation levels. Our Chief Executive Officer annually reviews the performance of each executive with the Compensation Committee and makes recommendations to the Compensation Committee regarding various elements of compensation for each executive. For the Chief Executive Officer, the Compensation Committee is the sole body that makes compensation decisions. For all of our executives, the Compensation Committee may also review data that our human resources department compiles or that we obtain from surveys or other third party sources with respect to the executive compensation policies of our similarly situated companies and industry practices.

The Compensation Committee has the flexibility to exercise discretion when making compensation decisions for our executives. To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should compensate our executives each year relative to market pay levels and the internal pay levels of our executives. To help us craft what we believe to be responsible market pay practices, the Compensation Committee takes into account both external and internal factors. External factors may include concepts like market pay levels within our industry and the competitive landscape for executive talent. In 2017, external factors also included the general state of the oil and gas industry, the challenging commodities markets, our pursuit and execution of certain strategic initiatives, and the impact of those dynamics on our financial position, stock price and performance. Internal factors may include concepts such as (i) the executive’s contributions and performance; (ii) the executive’s roles and responsibilities, including the executive’s tenure in such role; (iii) the Company’s need for the executive’s skills; (iv) the executive’s experience and management responsibilities; (v) market levels of compensation for positions comparable to the executive’s position; (vi) the executive’s prior compensation amount and mix; and (vii) the executive’s potential and readiness to contribute in the executive’s current role. The Compensation Committee does not necessarily give any one of these factors more weight than others, but may consider some or all of them as appropriate.

The primary elements of our compensation program in 2016 and 2017 have consisted of annual salary, cash bonus, and long-term equity compensation in the form of restricted stock awards, performance-based stock awards, and stock option awards.

In 2016, our Compensation Committee approved a 5% decrease in base salary from 2015 levels for our executives, including our named executive officers, to reflect market conditions. This reduction remained in effect through April 2, 2017, at which time base salary levels were restored to 2015 levels. The restoration of historic salary levels was intended to reward our management team for their significant contributions toward the Company’s various strategic initiatives and to retain and motivate those executives in order to continue those efforts.

In 2016, the Company did not make any payments for bonus or annual incentive compensation in light of the Company’s financial condition and the condition of the oil and gas markets generally. However, in March 2017, the Committee approved the payment of a special, one-time discretionary cash bonus to all Company employees in recognition of their contributions to the Company’s strategic initiatives in early 2017. In addition, in May 2017, the Committee approved the 2017 annual incentive program that was designed to result in compensation to our employees based on the achievement of targets for pro forma liquidity and discretionary cash flow for the 2017 fiscal year, as well as the attainment of goals based on, among other things, operated production and capital efficiency, in order to align the interests of our executives and our stockholders and promote the achievement of metrics that correlate with stockholder value. However, because the target for discretionary cash flow included in the plan was not met, no awards were made under the program for 2017.

In prior years, our long-term incentive program has consisted of one or a combination of awards of time-based stock options and restricted stock or performance-based restricted stock. For 2016, due to the difficulty of crafting meaningful long-term performance goals for our three-year performance awards in the midst of the downcycle, the Committee revised the design of the long-term incentive program to include stock option grants (which replaced the performance-based restricted stock awards that the Company had awarded historically) and time-based restricted stock. In March 2017, the Committee again considered various alternatives for equity-based awards, including stock options, performance-based restricted stock, and time-based restricted stock, ultimately approving an award of time-based restricted stock in order to encourage and recognize the long-term commitment of our executives to the Company and to the strategic initiatives it has pursued and continues to pursue in order to preserve and create stockholder value. The restricted stock awards vest in three equal annual increments on March 15 in 2018, 2019 and 2020.

Our Compensation Committee proactively and routinely monitored our compensation programs in 2017 to ensure they were both effective and appropriately tailored to suit the unique and challenging conditions we faced throughout the year. Where appropriate, the Committee made adjustments reflective of business and industry conditions, sought opportunities to recognize strong contributions, when possible, and attempted to balance prudent compensation levels with our very real need to retain and motivate our executives and management team.

We believe that the compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at high levels. The Committee monitors the effectiveness of our compensation programs to ensure that we are appropriately responsive to changing market conditions. The Committee aims to ensure that the various elements of our executive compensation program combine to align the best interests of our executive officers with those of our stockholders and our Company in order to maximize stockholder value.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2017:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Thomas C. Stabley, Chief Executive Officer	2017	$513,000	$142,814	$142,627	$—	$—	$50,860	$849,301
	2016	$498,333	$—	$264,744	$361,160	$—	$52,531	$1,176,768

Thomas G. Rajan, Former Chief Financial Officer(6)	2017	$355,154	$75,000	$60,072	$—	$—	$25,791	$516,017
	2016	$345,013	$—	$111,622	$152,066	$—	$111,906	$720,607

Robert W. Ovitz, Chief Operating Officer	2017	$355,154	$75,000	$60,072	$—	$—	$13,714	$503,940
	2016	$345,013	$—	$111,622	$152,066	$—	$46,132	$654,833

(1)	Base salary levels for 2016 were reduced 5% from 2015 levels, effective February 21, 2016. Base salary amounts for 2016 differ from amounts previously reported to reflect minor adjustments based on this change in compensation levels. Base salary levels for 2017 reflect a 5% increase from 2016 levels, effective April 2, 2017.

(2)	Represents cash incentive awards in 2017 under a one-time incentive program approved by the Compensation Committee for each of our named executive officers.

(3)	Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. For performance-based restricted stock awards, grant date fair value is based on performance at target levels, which is the probable outcome of the performance conditions at the time of the grant. Please see the discussion of the assumptions made in the valuation of these awards in Note 15, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)	No awards were provided under our annual incentive program for 2016 or 2017.

(5)	For 2017, represents the compensation as described under the caption “All Other Compensation” below.

(6)	Mr. Rajan ceased serving as our Chief Financial Officer on January 22, 2018.

All Other Compensation

The following table provides information regarding each component of compensation for 2017 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(a)	Automobile- Related Expenses(b)	Moving Expenses	Other(c)	Total
Thomas C. Stabley	$1,621	$—	$—	$49,239	$50,860
Thomas G. Rajan	$2,775	$9,000	$—	$14,016	$25,791
Robert W. Ovitz	$3,994	$9,000	$—	$720	$13,714

(a)	Represents Company matching or catch up contributions to our 401(k) plan. The Company’s 401(k) match was suspended through September 2017.

(b)	Represents automobile allowance paid monthly for Messrs. Rajan and Ovitz.

(c)	Represents monthly mobile phone and data allowance for each of our executives. For Mr. Stabley, this amount also includes his monthly perquisite allowance of $1,000 (paid in lieu of all other perquisites) and a payout of unused PTO time pursuant to his employment agreement. For Mr. Rajan, this amount also includes travel, lodging, and meal expenses relating to his travel from his home in Texas to our State College headquarters and a limited gross up for the tax consequences of those expenses.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers that were outstanding as of December 31, 2017. Vesting dates and other information regarding these awards are set forth in the footnotes to the table. Numbers of securities represented in the table have been adjusted, as necessary, to reflect the Company’s one-for-ten reverse stock split that occurred on May 15, 2017.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas C. Stabley	2/19/08	2,050	(1)	—		$135.60	2/18/18	—		$—	—		$—
	1/5/15	—		—		$—	—	—		$—	11,431	(2)	$15,775
	10/1/15	—		—		$—	—	3,958	(3)	$5,462	—		$—
	3/15/16	7,124		14,247	(4)	$16.90	3/15/23	—		$—	—		$—
	10/1/16	—		—		$—	—	8,666	(5)	$11,959	—		$—
	3/15/17	—		—		$—	—	27,513	(6)	$37,968	—		$—
Thomas G. Rajan	2/1/15	—		4,000	(7)	$40.50	2/1/22	—		$—	8,850	(8)	$12,213
	10/1/15	—		—		$—	—	1,665	(3)	$2,298	—		$—
	3/15/16	3,000		5,998	(4)	$16.90	3/15/23	—		$—	—		$—
	10/1/16	—		—		$—	—	3,666	(5)	$5,059	—		$—
	3/15/17	—		—		$—	—	11,588	(6)	$15,991	—		$—
Robert W. Ovitz	1/5/15	—		—		$—	—	—		$—	3,120	(2)	$4,306
	3/1/15	—		3,000	(9)	$49.00	3/1/22	1,000	(10)	$1,380	2,950	(11)	$4,071
	10/1/15	—		—		$—	—	1,665	(3)	$2,298	—		$—
	3/15/16	3,000		5,998	(4)	$16.90	3/15/23	—		$—	—		$—
	10/1/16	—		—		$—	—	3,666	(5)	$5,059	—		$—
	3/15/17	—		—		$—	—	11,587	(6)	$15,990	—		$—

(1)	SAR granted 2/19/08, vested in full, expires 2/19/18 and payable in cash only.

(2)	Performance-based shares granted 1/5/15 and subject to both service and performance conditions over a three-year performance period ending 12/31/17. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

(3)	The unvested portion of this award is scheduled to vest on 9/1/18. Mr. Rajan forfeited his unvested awards in connection with his January 2018 separation.

(4)	The unvested portion of this award is scheduled to vest in equal installments on 3/15/18 and 3/15/19. Mr. Rajan forfeited his unvested awards in connection with his January 2018 separation.

(5)	The unvested portion of this award is scheduled to vest in equal installments on 9/1/18 and 9/1/19. Mr. Rajan forfeited his unvested awards in connection with his January 2018 separation.

(6)	The unvested portion of this award is scheduled to vest in equal installments on 3/15/18, 3/15/19 and 3/15/20. Mr. Rajan forfeited his unvested awards in connection with his January 2018 separation.

(7)	The unvested portion of this award was scheduled to vest on 2/1/18. Mr. Rajan forfeited his unvested awards in connection with his January 2018 separation.

(8)	Mr. Rajan forfeited all of these performance-based shares in connection with his January 2018 separation.

(9)	The unvested portion of this award vested on 3/1/18.

(10)	The unvested portion of this award vested on 3/1/18.

(11)	Performance-based shares granted 3/1/15 and subject to both service and performance conditions over a three-year performance period ending 12/31/17. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

Employment Agreements

We have an employment agreement with Thomas C. Stabley, our President and Chief Executive Officer. We have summarized the material terms of this agreement below.

General. The agreement requires Mr. Stabley to devote his full time, attention and energies to the Company’s business while he is employed.

Term. We entered into the agreement effective December 13, 2013, for an initial term to expire December 31, 2016. In 2016, we amended this agreement to extend the initial term for three years, with a new expiration date of December 31, 2019. All other terms of the employment agreement were unchanged. After the initial term, the term of the employment agreement is automatically extended for successive one-year periods on its anniversary date, unless either party provides 90 days’ advance written notice of non-renewal.

Compensation. The agreement provides for an initial base salary, which is reviewed annually by the Compensation Committee and has been adjusted from time to time by the Compensation Committee. Mr. Stabley is eligible to participate in the Company’s annual incentive plan, equity and performance plans, and other compensation and benefits plans that are generally available to all executives of the Company.

Restrictive Covenants. The agreement provides that Mr. Stabley must maintain the confidentiality of, and must not disclose any of, our confidential information or trade secrets. The agreement also contains non-competition provisions that apply, subject to certain exceptions, upon termination of Mr. Stabley’s employment, and non-solicitation and non-disparagement provisions that apply in all cases.

Termination. Mr. Stabley’s employment may be terminated by either party at any time. Depending on the reason for termination, Mr. Stabley may receive compensation upon termination as provided under the employment agreement. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion.

Severance. The employment agreement provides for severance payments under certain termination conditions and subject to Mr. Stabley’s having executed and not revoked a release of claims against the Company. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion.

Change in Control. Under certain circumstances, the agreements provide for payments to Mr. Stabley if his employment is terminated after a change in control. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion.

Other Potential Post-Employment Payments

The Company provides a market-competitive 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary matching contribution. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. Our Compensation Committee authorized a suspension of the matching contribution beginning in January 2016 and partially restored it (at a lower match level) in September 2017.

Potential Payments upon Termination or Change In Control

Overview

The employment agreement for Mr. Stabley described above, change in control agreements with certain of our executives, certain of our executive compensation plans, and our 2016 Long-Term Incentive Plan (“2016 Plan”) and 2007 Long-Term Incentive Plan (“2007 Plan”) provide for compensation payable upon termination in specified circumstances. Under Mr. Stabley’s employment agreement, the amount he would receive upon termination of employment depends on the reason for his termination, and whether the termination is in connection with a change in control. The following discussion explains the agreements, programs and conditions under which our executives could potentially receive post-termination compensation.

Executive Change in Control Agreements

On August 11, 2017, the Company entered into agreements to provide change in control protections to certain executives, including, but not limited to, our Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and certain Vice Presidents. The agreements, which are intended to aid retention, are double trigger agreements that provide for protections in the context of a change in control transaction. They have an initial term that commences August 11, 2017 and expires December 31, 2019; thereafter, the agreements will automatically renew each December 31 for one additional year unless terminated by either party at least 90 days prior to automatic renewal. If a change in control transaction occurs when there is less than 12 months remaining during the term, the then-current term will extend automatically through the date that is 12 months following the effective date of the change in control transaction.

The agreements provide that if the executive’s employment is terminated, or the executive resigns with “good reason,” in either case as a “direct result” of a “change in control” transaction or within 12 months of the consummation of the transaction, the executive, after satisfying certain eligibility criteria, will be paid a severance benefit equal to 18 months of his or her annual base salary as in effect prior to the termination or resignation. The Company will also reimburse premiums for COBRA healthcare continuation coverage for a period of 18 months. Payment of the benefits is contingent upon, among other things, the executive’s execution of a release in favor of the Company within 60 days of termination of employment. The terms “good reason,” “direct result,” and “change in control,” and other terms, are specifically defined in the agreements.

Employment Agreement with Thomas C. Stabley

Outside of a change in control context, Mr. Stabley will receive severance benefits under his employment agreement if his employment is involuntarily terminated by the Company without “cause” (as defined in the employment agreement) or if he terminates employment for “good reason” (as defined in the employment agreement), subject to him executing a release of claims. If such a termination occurs prior to a change in control or after 24 months following a change in control, the Company will pay the following severance benefits:

•	An amount equal to his monthly base salary payable in payroll installments for 12 months;

•	A prorated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum equal to the annual cost of his basic life insurance; and

•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If Mr. Stabley’s employment is terminated as described above upon, or within 24 months following, a “change in control” (as defined in the employment agreement), the Company will provide the following severance benefits:

•	A lump sum equal to 36 months of his annual base salary;

•	A prorated annual bonus equal to his target annual bonus for the year of termination;

•	A lump sum equal to the cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If Mr. Stabley’s employment is terminated upon his death or disability, the Company will pay a prorated target annual bonus for the year of termination and a lump sum equal to 90 days of his base salary.

Arrangements with Named Executive Officers other than Mr. Stabley

Mr. Ovitz is eligible to receive benefits under his Change in Control Agreement, and because he is party to that agreement, he is not entitled to benefits our Executive Severance Policy or our Executive Change of Control Policy.

If Mr. Ovitz’s employment is terminated for a reason covered by his Change in Control Agreement, or if he resigns with “good reason,” in either case as a “direct result” of a “change in control” transaction or within 12 months of the consummation of the transaction, he, after satisfying certain eligibility criteria, will be paid a severance benefit equal to 18 months of his annual base salary as in effect prior to the termination or resignation. The Company will also reimburse premiums for COBRA healthcare continuation coverage for a period of 18 months.

In connection with Mr. Rajan’s separation from service, on January 25, 2018, the Company and Mr. Rajan executed a separation and release agreement, which became effective on February 1, 2018. The agreement provides, among other things, that Mr. Rajan has waived and released all claims, known and unknown, that he may have against the Company as of January 25, 2018, and that he will receive from the Company periodic payments equal to nine months of base salary, a lump-sum bonus payment payable in March 2018, and nine months of COBRA continuation coverage premium payments.

2016 and 2007 Long-Term Incentive Plans

Change in Control under 2016 Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a “change in control” (as defined in the 2016 Plan):

•	If the holder of an award under the 2016 Plan has an employment, retention, change in control, severance or similar agreement with the Company or any affiliate that discusses the effect of a change in control on his or her awards, that agreement would control. In all other cases, unless provided otherwise in an award agreement or by the Board or Committee prior to the date of the change in control, the following provisions of the 2016 Plan would determine the effect of a change in control on awards.

•	If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding awards would be assumed or replaced with the same type of award with similar terms and conditions by the Survivor in the change in control transaction. If applicable, each award that is assumed by the Survivor would be appropriately adjusted, immediately after such change in control, to apply to the number and class of securities which would have been issuable to the award holder upon the consummation of such change in control had the award been exercised, vested or earned immediately prior to such change in control, and other appropriate adjustments in the terms and conditions of the award would be made.

•	To the extent the Survivor in the change in control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change in control:

•	outstanding options and stock appreciation rights would become vested and exercisable and, unless otherwise determined by the Board or Compensation Committee, would be cancelled in exchange for a cash payment equal to the excess of the change in control price of the shares over the purchase or grant price of the shares under the award; and

•	all other outstanding awards that vest based on service would vest, and performance-based awards would, unless otherwise determined by the Board or the Compensation Committee, become payable at the level earned if earned but not paid, and otherwise would be cancelled in exchange for a cash payment equal to the target value payable on a pro rata basis based on the portion of the performance period that has elapsed prior to the change in control event.

•	Upon termination of employment without “cause” (as defined in the 2016 Plan) by the Survivor or termination of employment by the employee with “good reason” (if the employee is entitled to terminate his employment for good reason in his or her employment, severance or other similar agreement) occurring during the period of twenty-four (24) months after the change in control, (i) all outstanding or replacement awards held by the participant would become vested, exercisable, earned and payable (assuming any award for which vesting is subject to performance goals that such goals are met at the target level), (ii) all options and stock appreciation rights held by the participant immediately before the termination of employment would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the excess of the fair market value of the shares on the date of termination over the exercise or grant price of the shares underlying the award multiplied by the number of shares underlying the award, (iii) all restricted stock or restricted stock units would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the fair market value of the shares on the date of termination, (iv) all performance-based awards that have been earned but not paid would be paid at the level earned, and for performance-based awards for which the performance period has not yet expired, the award would be cancelled in exchange for a cash payment equal to the target value payable on a pro-rated basis calculated based on the portion of the performance period that had elapsed prior to termination, and (v) all other awards would be cancelled in exchange for a cash payment equal to the value of the award.

Change in Control under 2007 Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a “change in control” (as defined in the 2007 Plan):

•	All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•	A portion of the awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash); certain of the award agreements under our long-term incentive programs limit the number of shares that will accelerate upon a change in control and are described in more detail below;

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•	2007 Plan participants will have until the earlier of (i) 12 months following the change in control or (ii) the expiration of the option or stock appreciation right term, to exercise any option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restrictions on time-based restricted stock or restricted stock units will lapse; and

•	Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

Termination other than due to a Change in Control. Outside of a change in control context, the 2007 Plan, and the award agreements thereunder, provide for the exercise or forfeiture of stock options, stock appreciation rights and restricted stock or other awards depending upon the reason for the termination of the executive’s employment.

For stock-based awards (restricted stock and performance-based restricted stock), the award agreements provide that:

•	In the event of an executive’s termination of employment for any reason other than death or disability before his or her shares of restricted stock have vested, those shares will be forfeited and the executive will no longer have any rights of a stockholder with respect to those forfeited shares of restricted stock.

•	In the event of the executive’s termination of employment due to death or disability before all of his or her shares of restricted stock have vested, all restrictions on time-based awards and on 50% of the performance-based awards immediately lapse upon the date of such termination of employment due to death or disability.

For stock appreciation rights and non-qualified stock options, the award agreements provide that:

•	Upon the date of the termination of the executive’s employment for any reason other than death, retirement or disability, the executive ceases vesting in the stock appreciation right or non-qualified stock option, but during the 90-day period following the executive’s termination of employment, the executive is entitled to exercise that portion of the stock appreciation right that has vested as of the date of the executive’s termination or to exercise the executive’s vested stock option in respect of the number of shares that the executive would have been entitled to purchase had the executive exercised the stock option on the date of termination. If the executive dies within the 90-day period, the executive’s representative may exercise the stock appreciation right or the stock option until the end of the original 90-day time period.

•	Upon the death of the executive while employed by the Company, a vested stock appreciation right or stock option may be exercised in full at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s death.

•	Upon the executive’s retirement, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s retirement, to exercise the stock appreciation right or stock option to the extent it was vested at the date of retirement.

•	Upon the executive’s termination due to a disability, the executive will have the right, at any time prior to the earlier of the expiration date of the award or the one year following the date of the executive’s termination of employment due to a disability, to exercise the stock appreciation right or stock option in full.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), all of our directors and currently employed executive officers as a group, and each of our known 5% stockholders (of which there are none). Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of March 19, 2018.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent(1)
Lance T. Shaner	479,716	(2)	4.5%
Thomas C. Stabley	146,688	(3)	1.4%
Robert W. Ovitz	42,615	(4)	*
F. Scott Hodges	31,565	(5)	*
Thomas Rajan	29,014	(6)	*
Curtis J. Walker	19,870	(7)	*
John A. Lombardi	12,602	(8)	*
Eric L. Mattson	10,724	(9)	*
John J. Zak	8,528	(11)	*
Jack N. Aydin	6,786	(12)	*
Jennifer L. McDonough	250	(10)	*
All executive officers and directors as a group (10 persons)	767,905		7.2%

*	Less than 1%.

**	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

(1)	Based on 10,708,353 shares of our common stock issued and outstanding as of March 19, 2018, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of March 19, 2018.

(2)

Represents (a) 328,568 shares held directly or in an individual brokerage account, including 2,805 shares of restricted stock were granted pursuant to the 2007 Plan and the 2016 Plan, which may not be transferred or sold until the vesting requirements have been satisfied, (b) 2,274 shares issuable upon the exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018, (c) 48,742 shares owned by Shaner Family Partners Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 42,633 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership, (e) 19,999 shares owned by Ellen R. Shaner Revocable Trust for which Mr. Shaner disclaims beneficial ownership, (f) 37,500 shares owned by Shaner Capital L.P. for which Mr. Shaner disclaims beneficial ownership.

(3)	Represents (a) 131,954 shares held directly or in an individual brokerage account, and including 30,936 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 486 shares held in a personal individual retirement account, and (c) 14,248 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(4)	Represents (a) 33,616 shares held directly or in an individual brokerage account, including 13,055 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 8,999 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(5)	Represents (a) 26,615 shares held directly or in an individual brokerage account, including 9,708 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 450 shares held in a personal individual retirement account, and (c) 4,500 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(6)	Represents (a) 26,014 shares held directly or in an individual brokerage account, and (b) 3,000 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(7)	Represents (a) 16,253 shares held directly or in an individual brokerage account, including 6,573 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 3,617 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(8)	Represents (a) 10,328 shares held directly or in an individual brokerage account, including 2,805 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 2,274 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(9)	Represents (a) 8,985 shares held directly or in an individual brokerage account, including 2,805 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 1,000 shares held jointly by Mr. Mattson and his spouse and (c) 739 shares issuable upon exercise of stock options that are vested and currently exercisable or that will be vested and exercisable within 60 days of March 19, 2018.

(10)	Represents shares held directly or in an individual brokerage account. Ms. McDonough ceased serving as our Senior Vice President, General Counsel and Corporate Secretary on September 8, 2017.

(11)	Represents (a) 8,428 shares held directly or in an individual brokerage account, including 2,805 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 100 shares held jointly by Mr. Zak and his spouse.

(12)	Represents 6,786 shares held directly or in an individual brokerage account, including 3,045 shares of restricted stock granted pursuant to the 2007 Plan and the 2016 Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

Company Policy Regarding Related Party Transactions

The Board maintains a Policy and certain procedures governing related-party transactions, which applies to transactions (existing and proposed) between the Company and our executive officers and directors. Transactions between the Company and any of our executive officers or directors where the aggregate amount involved is expected to be $120,000 or greater in a calendar year must be reviewed and approved by our Audit Committee. In the event the full Audit Committee cannot perform the review, the Chairman of the Audit Committee is authorized to complete the review and issue a conditional approval, which then needs to be summarized with the full committee at its next meeting and ratified. In conducting its review, the Audit Committee will consider such factors as: (i) extent of the related-party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms are no less favorable than terms generally available in an unaffiliated transaction under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the related-party transactions.

As part of its risk oversight responsibilities, the Audit Committee receives regular quarterly updates from management with respect to all related party transactions, regardless of the amounts involved.

Certain Relationships with Our Board

Corporate Office

In 2012, we evaluated the office space in our then corporate headquarters, and determined that we would need to relocate to a larger facility. After considering several options, we leased our corporate headquarters from Shaner Office Holdings, L.P., a limited partnership controlled by Lance T. Shaner that owns and leases commercial office space. The terms of our lease agreement for our headquarters are consistent with market rates for office space of similar size and quality in State College, Pennsylvania, and in certain respects are more favorable to us than the terms we considered for similar properties. Our lease provides for an initial five year term, which commenced on April 1, 2013, with a monthly rental of $35,000, subject to an annual Consumer Price Index (“CPI”) adjustment capped at 2.5%, and has been renewed for an additional five-year term through December 31, 2022. It contains an option to expand our offices and an option to extend the term for up to two additional five-year terms. We paid Shaner Office Holdings, L.P. approximately $0.6 million in office rental payments and utilities in each of 2017 and 2016.

Bronder Technical Services

From time to time, Bronder Technical Services, Inc. (“Bronder”), an electrical services contractor in which Lance T. Shaner owns a controlling interest, provides wellsite-based electrical services to the Company. The electrical work on each of the Company’s wellsites is subject to a competitive bidding process. In 2017, Bronder’s bid was selected for various electrical jobs on four of the Company’s well pads. Due to this competitive bidding process, the pricing terms applicable to these projects were consistent with, or more favorable than, market rates for the type of services performed. In 2017, the Company compensated Bronder in an aggregate amount of approximately $0.3 million for these services. Rex is under no continuing obligation to use Bronder, and electrical services will continue to be awarded on a wellsite-by-wellsite basis based on price and quality of work of contractors.

Aircraft Services

We own a 50% membership interest in Charlie Brown Air II, LLC (“Charlie Brown II”). The other 50% is owned by Shaner Hotel Group Limited Partnership, a Delaware limited partnership controlled by Lance

T. Shaner (“Shaner Hotel”). Charlie Brown II owns and operates an Eclipse 500 aircraft. In June 2007, Charlie Brown II borrowed approximately $1.5 million in original principal amount from BB&T Bank to purchase the aircraft. The loan currently bears interest at a rate equal to the Prime Rate as published in the Wall Street Journal. Charlie Brown II is required to make monthly payments of principal and interest of approximately $0.1 million in the aggregate annually and a final balloon payment of approximately $0.6 million at maturity in August 2019. The company and Shaner Hotel each guarantee up to fifty percent of the principal balance of the loan. The balance of the loan as of December 31, 2017 was approximately $0.8 million. For the year ended December 31, 2017, we paid Charlie Brown II approximately $0.2 million for loan payments, services rendered and retainer fees.

Second Lien Notes

In May 2017, the Lance T. Shaner Revocable Trust (which is solely controlled by Lance T. Shaner) acquired approximately $4.6 million in principal amount of our 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (“Second Lien Notes”) at face value in an open market purchase. As a result, Mr. Shaner is entitled to all of the rights of a holder of Second Lien Notes as described in the Indenture governing the Second Lien Notes, including the right to receive twice-yearly interest payments, and to payment of the principal amount at maturity. Mr. Shaner was paid approximately $0.2 million in interest on his Second Lien Notes in 2017.

Employment Arrangements

The son of Jack N. Aydin was previously employed by the Company as a salaried employee and received total compensation of less than $160,000 in 2017. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and without the involvement of Mr. Jack Aydin.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2019 Annual Meeting of Stockholders by December 25, 2018 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as director at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the date of the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•	the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•	in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•	in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation.

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us and written representations provided to us, we believe that, for the year ended December 31, 2017, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

John Luke

Vice President, General Counsel

and Secretary

State College, Pennsylvania

April 24, 2018

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Savings Time, Friday, May 18, 2018.

Vote by Internet • Go to www.envisionreports.com/REXX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

+
1.	To elect six directors nominated by the Board of Directors to serve until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

		For	Withhold		For	Withhold		For	Withhold

	01 - Lance T. Shaner	☐	☐	02 - Thomas C. Stabley	☐	☐	03 - Jack N. Aydin	☐	☐

	04 - John A. Lombardi	☐	☐	05 - Eric L. Mattson	☐	☐	06 - John J. Zak	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;	☐	☐	☐	3. To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers; and	☐	☐	☐

4. The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — REX ENERGY CORPORATION	+

Annual Meeting of Stockholders – May 18, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Thomas C. Stabley and John J. Luke as Proxies to represent and to vote, as designated on the reverse, and in his discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”) held of record by the undersigned on March 19, 2018, at the Annual Meeting to be held on May 18, 2018, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” all of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and in the discretion of Thomas C. Stabley and John J. Luke on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)
C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+